PRESS RELEASE



   Commodore Minerals Announces Strategic Change in Direction

     Hong Kong - October 3, 2001 -- Commodore Minerals, Inc. (OTC-BB:CERL) announced today that Wei Zhou has acquired 7,000,000 shares of its common stock from Grayson Hand, the company's former Chief Executive Officer and a director, in a privately negotiated transaction. The acquired shares represent approximately 51.7% of the outstanding capital stock of the company. As part of the transaction, Mr. Hand has resigned as the CEO and the Board of Directors of the company has elected
Mr. Zhou to its top post.

     Simultaneously with the election of Mr. Zhou, the company relocated its principal executive offices to:

               Unit 1809, 18/F., Modern Warehouse
               6 Shing Yip Street, Kwun Tong
               Kowloon, Hong Kong

     The company also announced its decision to terminate the option agreement acquired November 20, 2000 under which it maintained the right to acquire a 51% interest in a mineral claim block owned by Mr. Gordon Keevil, a director of the company. The claim was located in the Cariboo Mining Division of British Columbia.

     Consistent with the statements made in the company's
Schedule 14F-1 filed October 1, 2001 with the U.S. Securities and Exchange Commission, Mr. Zhou and Hans Schuld will become directors of the Company after the ten-day notice period prescribed by SEC guidelines. The resignations of Messrs. Hand and Keevil, the current directors of the company, will become effective at that time. A copy of the company's Schedule 14F-1 was mailed to all holders of record of the common stock on October 1, 2001.

     Mr. Zhou, 32, is a resident of Hong Kong. From January 1997 through September 27, 2001, Mr. Zhou served as Managing Director of Tai Pan Trading GmbH, a Frankfurt, Germany-based enterprise that distributes mobile telecommunications equipment worldwide.

     Hans Schuld, 53, is a resident of Germany. From 1993 through his retirement in June 2000, Mr. Schuld was Program Manager of
RS6000 Supply and Demand Operations for Europe and certain emerging countries in the Middle East and Africa for IBM.

     The company also announced its intention to pursue a transaction with Intac International Holdings Limited, a Hong Kong corporation largely owned and controlled by Mr. Zhou ("Intac International"). The transaction is expected to be structured as a stock for stock exchange in which the current stockholders of Intac International would receive newly issued shares of common stock of the company. In light of Mr. Zhou's control of Intac International, the company expects to require that the transaction be approved, if at all, by a majority of disinterested directors. The proposed transaction is subject to, among other things, negotiation of a definitive agreement and certain appropriate approvals. A closing date is anticipated by October 19, 2001.

     Intac International was formed January 3, 2001 and is a distributor of wireless handsets in the global wireless telecommunications market. Its customers include network operators, retailers and other wireless equipment distributors worldwide, although substantially all of the equipment sold by Intac International during the three months ended September 30, 2001 was distributed into Asia and Europe. Intac International distributes wireless products manufactured by each of the major equipment manufacturers including Nokia, Ericsson, Samsung, Siemens and Motorola. Intac International maintains operations and sales offices in Frankfurt, Germany and Hong Kong. The company advises that no assurances can be made that a transaction with Intac International will occur or that if it does occur that it will be on terms deemed satisfactory to the company.

     In anticipation of the company's possible transaction with Intac International, it will begin operating under the trade name of "INTAC International." Assuming the transaction with Intac International proceeds, the company intends to formally change the name of the corporation at the next annual or special meeting of the stockholders of the company. Management believes that the name change will better communicate the company's anticipated new direction.

     Contact: James Stephens, VP-Finance, 972.867.9173, for further information.

     Note:     Certain statements made in this press release are
forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements express the current beliefs and expectations of the company but are subject to a number of known and unknown risks that could cause actual events to differ materially from those projected or implied by the forward-looking statements. These risks and uncertainties are expected to be described in detail in an upcoming Current Report on Form 8-K. The company accepts no obligation to update these forward-looking statements.